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                                                                    Exhibit 4.53


                PREFERRED MEMBERSHIP INTEREST PURCHASE AGREEMENT

                                  by and among

                             GREYHOUND FUNDING, LLC,
                                    as Issuer

                      PARK AVENUE RECEIVABLES CORPORATION,

                            THE CHASE MANHATTAN BANK,
                       as Funding Agent for the benefit of
                             PARCO and the APA Bank,

                                       and

                       PHH VEHICLE MANAGEMENT SERVICES LLC

                                 (Series 1999-1
                         Preferred Membership Interests)

                            Dated as of June 30, 1999


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            THIS PREFERRED MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of
June 30, 1999 (as amended, supplemented or otherwise modified and in effect from time to time, this "Agreement"), is by and among GREYHOUND FUNDING, LLC, a special purpose limited liability company established under the laws of Delaware (the "Issuer"), PARK AVENUE RECEIVABLES CORPORATION, a Delaware corporation (together with its successors and assigns, "PARCO"), THE CHASE MANHATTAN BANK, a New York banking corporation (together with its successors and assigns, "Chase"), as funding agent for the benefit of PARCO and the APA Bank from time to time (together with its successors and assigns in such capacity, the "Funding Agent"), CHASE (the "APA Bank"), and PHH VEHICLE MANAGEMENT SERVICES LLC ("VMS"), as administrator (together with its successors and assigns in such capacity, the "Administrator").

                              W I T N E S S E T H :

            WHEREAS, the Issuer intends to issue its Series 1999-1 Preferred Membership Interests pursuant to the LLC Agreement; and

            WHEREAS, on the terms and conditions set forth in this Agreement, PARCO has agreed to buy and the Issuer has agreed to sell the Series 1999-1 Preferred Membership Interests;

            NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      Capitalized terms used herein (includ-ing in the preamble and recitals hereof) and not defined herein shall have the meanings set forth in, or incor-porated by reference into, the LLC Agreement, as amended and supplemented by the Action adopted by the Managers on June 30, 1999 with respect to the Series 1999-1 Preferred Membership Interests (the "Action"), and the Indenture, as applicable. Additionally, the following terms shall have the following meanings for all purposes of this Agreement:

            "Adjusted LIBO Rate" is defined in the Action.

            "Agreement" is defined in the preamble hereto.

            "Alternate Base Rate" is defined in the Action.

            "Amortization Event" is defined in the Series 1999-1 Supplement.

            "APA Bank" is defined in the preamble hereto.

            "Applicable Law" means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, interpretations, licenses and permits of any

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Governmental Authority from time to time in effect, and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including laws specifically mandating compliance by property owners).

            "Administrator indemnified person" is defined in 6.1(b).

            "Asset Purchase Agreement" means the Asset Purchase Agreement, dated as of June 30, 1999, by and among PARCO, the Funding Agent and the APA Bank, as the same may from time to time be amended, supplemented or otherwise modified and in effect.

            "Base Indenture" means the Base Indenture, dated as of June 30, 1999, between the Issuer and the Indenture Trustee.

            "Change in Law" means (a) the adoption of any law, rule or regulation after the Series 1999-1 Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Series 1999-1 Closing Date or (c) compliance by PARCO or the APA Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Series 1999-1 Closing Date.

            "Claim" is defined in Section 6.1.

            "Commercial Paper" means the short-term promissory notes of PARCO.

            "Commitment" is defined in the Asset Purchase Agreement.

            "Company indemnified person" is defined in Section 6.1(a).

            "CP Conduit" means any commercial paper conduit who acquires by assignment all or a portion of the Series 1999-1 Preferred Membership Interests.

            "Eurodollar Period" is defined in the Action.

            "Eurodollar Tranche" is defined in the Action.

            "Excluded Taxes " means, with respect to any Company indemnified person or Administrator indemnified person, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or by any other Governmental Authority as a result of a present or former connection between the jurisdiction of such Governmental Authority imposing such tax on the Funding Agent, PARCO, the APA Bank or any other such recipient (except a connection arising solely from such Company indemnified person's or Administrator Indemnified person's having executed, delivered or performed its obligations hereunder, receiving a payment hereunder or in respect of its Series 1999-1 Preferred Membership Interests) and (b) any branch


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profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Issuer is located.

            "Fee Letter" means the Fee Letter, dated as of June 30, 1999, by and among the Issuer and the Funding Agent, on behalf of PARCO and the APA Bank, as the same may from time to time be amended, supplemented or otherwise modified and in effect.

            "Funding Agent" is defined in the preamble.

            "Governmental Authority" means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Indenture" means the Base Indenture, dated as of June 30, 1999, between the Issuer and the Indenture Trustee, as supplemented by the Series 1999-1 Supplement, as the same may from time to time be amended, further supplemented or otherwise modified and in effect.

            "Indenture Trustee" means the party named as such in the Indenture until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving thereunder.

            "Lease Rate Cap Event" is defined in the Series 1999-1 Supplement.

            "LLC Agreement" means the Limited Liability Agreement, dated as of June 30, 1999, of the Issuer, as amended, modified or supplemented from time to time in accordance with its terms.

            "Moody's" means Moody's Investors Service, Inc., and its successors and assigns.

            "Other Costs" is defined in Section 6.6(b).

            "Other Transferor" means any Person, other than the Issuer, that has entered into a purchase agreement, transfer agreement, loan agreement or funding agreement with PARCO.

            "PARCO" is defined in the preamble hereto.

            "PARCO Wind-Down Event" means the occurrence of any of the following events:

            (i) an Amortization Event or Potential Amortization Event (other than an Amortization Event arising as a result of the occurrence of a Lease Rate Cap Event) shall have been declared or automatically occurred;


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            (ii)  the providers of PARCO's program liquidity and/or letter of credit facilities shall have given notice that an event of default has occurred and is continuing under their respective agreements with PARCO;

            (iii) on the fifth Business Day prior to the Scheduled Commitment
                  Termination Date, the Commitment has not been extended for at least 364 days;

            (iv) PARCO has notified its Funding Agent that it is unable or unwilling to issue Commercial Paper in order to fund its Series 1999-1 Preferred Membership Interests; or

            (v) its Commercial Paper shall no longer be rated at least A-1 and P-1 by Standard & Poor's and Moody's, respectively.

            "Potential Amortization Event" is defined in the Series 1999-1 Supplement.

            "Rating Agency" means either Moody's or S&P.

            "Requirements of Law" means, with respect to any Person or any of its property, the certificate of incor-poration or articles of association and by-laws or other organizational or governing documents of such Person or any of its property, and any law, treaty, rule or regula-tion, or determination of any arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, whether Feder-al, state or local (including, without limitation, usury laws, the Federal Truth in Lending Act and retail in-stallment sales acts).

            "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors and assigns.

            "Scheduled Commitment Termination Date" is defined in the Asset Purchase Agreement.

            "Series 1999-1 Closing Date" means June 30, 1999.

            "Series 1999-1 Preferred Membership Interests" means the Series 1999-1 Preferred Membership Interests issued by the Issuer pursuant to the LLC Agreement, as supplemented by the Action, on the Series 1999-1 Closing Date.

            "Series 1999-1 Supplement" means the Series 1999-1 Indenture Supplement, dated as of June 30, 1999, to the Base Indenture, as the same may from time to time be amended, supplemented or otherwise modified and in effect.

            "Taxes" is defined in Section 6.2(a).


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            "U.S. Person" means any Person that would be considered a "United
States person" under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

            "VMS" is defined in the preamble hereto.

      (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

            (b) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section
1.1 hereof, and accounting terms partially defined in Section 1.1 hereof to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained herein shall control.

            (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule, Exhibit and Appendix references contained in this Agreement are references to Sections, subsections, Schedules, Exhibits and the Appendix in or to this Agreement unless otherwise specified.

      (a) The closing of the purchase and sale of the Series 1999-1 Preferred Membership Interests shall take place at the New York, New York offices of Simpson Thacher & Bartlett on the Series 1999-1 Closing Date.

            (b) On the Series 1999-1 Closing Date, the Issuer agrees to issue and sell to PARCO a Preferred Membership Certificate, registered in the name of the Funding Agent on behalf of and for the benefit of PARCO and the APA Bank, representing the Series 1999-1 Preferred Membership Interests, having an aggregate stated liquidation preference of $235,960,108, substantially in the form of Exhibit A (the "Series 1999-1 Preferred Membership Certificate"), for a purchase price of $235,960,108. Without limiting any other provision of this Agreement, the obligation of PARCO to purchase the Series 1999-1 Preferred Membership Interests on the Series 1999-1 Closing Date is subject to the satisfaction (or waiver by the Funding Agent in its sole discretion) of the conditions precedent set forth in Article III.

            (c) On the Series 1999-1 Closing Date, the Issuer will deliver to the Funding Agent, on behalf of PARCO, the Series 1999-1 Preferred Membership Certificate, duly issued- in accordance with the provisions of the LLC Agreement.

; Notice of Waivers. (a) On any day following a PARCO Wind-Down Event on which the Series 1999-1 Preferred Membership Interests are assigned by PARCO to the APA Bank pursuant to the Asset Purchase Agreement, the Funding Agent shall notify the Issuer of any such assignment and the purchase price therefor.


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            (b) Upon an assignment described in Section 2.2(a), the Series
1999-1 Preferred Membership Interests shall be owned by the APA Bank and the Series 1999-1 Preferred Membership Certificate shall be held by the Funding Agent solely for the benefit of the APA Bank.

The obligation of PARCO to purchase and pay for the Series 1999-1 Preferred Membership Interests on the Series 1999-1 Closing Date is subject to the satisfac-tion of the conditions set forth in this Section 3.1 (any or all of which (except with respect to an Amortization Event, which may be waived only with the consent of the APA Bank) may be waived by the Funding Agent in its sole discretion).

            (a) Officer's Certificate of the Issuer. The Funding Agent shall have received a certificate, dated the Series 1999-1 Closing Date, of the Chairman of the Managers to the effect that:

                  (i) Performance by the Issuer. All the terms, covenants, agreements and conditions of this Agreement and the Transaction Documents to which it is a party to be complied with and performed by the Issuer at or before the Series 1999-1 Closing Date shall have been complied with and performed;

                  (ii) Representations and Warranties. Each of the representations and warran-ties of the Issuer made in this Agreement and the Transaction Documents shall be true and correct as of the Series 1999-1 Closing Date (except to the extent they expressly relate to an earlier time); and

                  (iii) No Amortization Event. On the Series 1999-1 Closing Date and, after giving effect to the purchase of Series 1999-1 Preferred Membership Interests contemplated herein-, no Amortization Event or Potential Amortization Event shall occur or have occurred.

            (b) Officer's Certificate of VMS. The Funding Agent shall have received a certificate, dated the Series 1999-1 Closing Date of a duly authorized officer of VMS to the effect that:

                  (i) Performance by VMS. All the terms, covenants, agreements and conditions of this Agreement and the Transaction Documents to which VMS is a party to be complied with and performed by VMS at or before the Series 1999-1 Closing Date shall have been complied with and performed; and

                  (ii) Representations and Warranties. Each of the representations and warran-ties of VMS made in this Agreement and the Transaction Documents shall be true and correct as of the Series 1999-1 Closing Date (except to the extent they expressly relate to an earlier).


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            (c) Legal Proceedings. The Funding Agent shall have received copies of the resolutions of the Managers of the Issuer and the managers of VMS, in form and substance satisfactory to the Funding Agent, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party, certified by the Chairman of the Managers of the Issuer, in the case of the Issuer, or a duly authorized officer of VMS, in the case of VMS, as of the Series 1999-1 Closing Date, which certificate shall (a) state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate and (b) include an incumbency certificate of the Issuer and VMS, as applicable. All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement and the Transaction Documents and all other legal matters relating to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby shall be satisfactory to the Funding Agent in all respects.

            (d) Transaction Documents. The Funding Agent shall have received (i) counter-parts of this Agreement duly executed by the parties hereto and (ii) executed copies of the Transaction Documents.

            (e) Other Documents. The Funding Agent shall have received copies of each of the other documents and all certificates delivered to Chase, as funding agent, pursuant to the Series 1999-1 Supplement on the Series 1999-1 Closing Date in connection with the issuance of the Series 1999-1 Investor Notes.

            (f) Opinions of Counsel to the Issuer, SPV and VMS. The Funding Agent shall have received (i) the opinions of counsel delivered to Chase, as funding agent, pursuant to the Series 1999-1 Supplement on the Series 1999-1 Closing Date in connection with the issuance of the Series 1999-1 Investor Notes, each addressed to PARCO and the Funding Agent and dated the Series 1999-1 Closing Date and (ii) opinions of counsel to the Issuer and VMS as to the Series 1999-1 Preferred Membership Interests and this Agreement and as to such other matters as the Funding Agent and its counsel may reasonably request, dated as of the Series 1999-1 Closing Date, and satisfactory in form and substance to the Funding Agent and its counsel, subject to customary assumptions and qualifications.

            (g) No Actions or Proceedings . No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, the transactions contemplated by this Agreement or the Transaction Documents.

            (h) Approvals and Consents. All consents, approvals, permits, orders, authorizatio-ns, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Requirements of Law have been obtained or made in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by the parties hereto and thereto.

            (i) Officer's Certificates. The Funding Agent shall have received an officer's certificate from each of the Issuer and VMS, in form and substance reasonably satisfactory to the


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Funding Agent and its counsel, dated as of the Series 1999-1 Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 3.1(g) and (h) as they relate to the Issuer and VMS, as applicable.

            (j) Other Documents. The Issuer and VMS shall have furnished to the Funding Agent such other information, certificates, documents and opinions of counsel as the Funding Agent may reasonably request in connection with the transactions con-templated by this Agreement and the Transaction Documents.

            (k) Fees. The Funding Agent shall have received all fees required to be paid to the Funding Agent, the APA Bank or PARCO pursuant to the Fee Letter on or prior to the Series 1999-1 Closing Date.

            (l) Rating Confirmation Letters. The Funding Agent shall have received copies of letters from each of the Rating Agencies confirming the ratings assigned by each of them to PARCO's Commercial Paper.

      As of the Series 1999-1 Closing Date, the Issuer hereby makes the following representations and warranties to PARCO, the APA Bank and the Funding Agent, on which PARCO, the APA Bank and the Funding Agent shall rely for all purposes of this Agreement and the Transac-tion Documents:

            (a) Reaffirmation. The Issuer repeats and reaffirms to PARCO, the APA Bank and the Funding Agent each and every of its representations and warranties contained in the Transaction Documents and represents and warrants that such represen-tations are true and correct as of the Series 1999-1 Closing Date (unless such representations and warranties specifically refer to an earlier date).

            (b) Existence and Power. The Issuer (i) is a special purpose limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign limited liability company and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations make such qualification necessary, and (iii) has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and for purposes of the transactions contemplated by this Agreement.

            (c) Governmental Authorization. The execution, delivery and performance by the Issuer of this Agreement (i) is within the Issuer 's power, has been duly authorized by all necessary action, (ii) requires no action by or in respect of, or filing with, any governmental body, agency or official which has not been obtained and (iii) does not contravene, or constitute a default under, any Requirement of Law or any provision of its certificate of formation or the LLC Agreement or result in the creation or imposition of any Lien on any of the Issuer Assets, except


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for Liens created by the Indenture or the other Transaction Documents. This
Agreement has been executed and delivered by a duly authorized officer of the Issuer.

            (d) Binding Effect. This Agreement is a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally or by general equitable principles, whether considered in a proceeding at law or in equity and by an implied covenant of good faith and fair dealing).

            (e) Litigation. There is no action, suit or proceeding pending against or, to the knowledge of the Issuer, threatened against or affecting the Issuer before any court or arbitrator or any Governmental Authority which in any manner draws into question the validity or enforceability of this Agreement or the ability of the Issuer to perform its obligations hereunder.

            (f) No Consent. No consent, action by or in respect of, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required for the valid execution and delivery of this Agreement or for the performance of any of the Issuer's obligations hereunder other than such consents, approvals, authorizations, registrations, declarations or filings as shall have been obtained by the Issuer prior to the Series 1999-1 Closing Date or as contemplated in Section 7.13 of the Indenture.

            (g) Series 1999-1 Preferred Membership Interests. The Series 1999-1 Preferred Membership Interests have been duly and validly authorized and issued under the LLC Agreement and the Series 1999-1 Preferred Membership Certificate has been duly executed by the Issuer and has been validly issued under the LLC Agreement.

      As of the Series 1999-1 Closing Date, VMS hereby makes the following representations and warranties to PARCO, the APA Bank and the Funding Agent, on which PARCO, the APA Bank and the Funding Agent shall rely for all purposes of this Agreement and the Transac-tion Documents:

            (a) Reaffirmation. VMS repeats and reaffirms to PARCO, the APA Bank and the Funding Agent its representations and warranties contained in the Transaction Documents and represents and warrants that such representations and warranties are true and correct as of the Series 1999-1 Closing Date (unless such representations and warranties specifically refer to an earlier date).

            (b) Organization and Power. VMS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power, authority and legal right to carry on its business as now conducted and to enter into and perform its obligations hereunder. The Administrator is qualified to do business and in good standing in every other jurisdiction where the failure to do so would have a Material Adverse Effect.


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            (c) Authorization, Execution and Validity. The Administrator has
duly authorized, executed and delivered this Agreement and (assuming the due authorization, execution and delivery by each other party thereto) this Agreement constitute the legal, valid and binding obligations of VMS, enforceable against VMS in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors', mortgagees' or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (d) No Conflict. The execution, delivery and performance by VMS of this Agreement and compliance by VMS with its obligations hereunder do not (i) require any approval of the shareholders of VMS of any approval or consent of any trustee or holder of any indebtedness or obligation of VMS, other than such consents and approvals as have been obtained, (ii) contravene any Applicable Law, (iii) breach or contravene VMS's limited liability company agreement, or
(iv) contravene or result in any breach of or creation of any Lien (other than pursuant to the Transaction Documents) upon any property of VMS under any indenture, mortgage, loan agreement, lease or other agreement or instrument to which VMS is a party or by which VMS or any of its properties is bound.

            (e) Litigation. There are no actions, suits or proceedings pending or, to the knowledge of VMS, threatened against VMS, before any Governmental Authority which individually or in the aggregate would impair the ability of VMS to perform its obligations under this Agreement or which question the validity of this Agreement or any action taken or to be taken pursuant hereto or thereto. VMS is not in default with respect to any order of any Governmental Authority, the default under which would adversely affect the ability of VMS to perform its obligations under this Agreement.

            (f) Consents. No consent, approval or authorization of, or filing, registration or qualification with, or giving of notice of taking of any other action with respect to, any Governmental Authority is required in connection with the execution, delivery and performance by VMS of this Agreement, or the performance by VMS of the transactions contemplated hereby, other than any such consent, approval, authorization, filing, registration, qualification, notice or action as has been duly obtained, given or taken and is in full force and effect.

      The Issuer and VMS hereby, in addition to their obligations hereunder, agree to:

            (a) Performance. Perform on a timely basis each of its respective covenants and agreements under, and comply with each of the respective terms and provisions applicable to it in, the Transaction Documents (which terms and provisions are incorporated by reference herein) and this Agreement;

            (b) Information. Furnish, or cause to be furnished by VMS, to PARCO, the Funding Agent and the APA Bank:


                                      -10-
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                  (i) such information, documents, records or reports respecting the Issuer, the SPV, the Origination Trust or VMS as the Funding Agent may from time to time reasonably request;

                  (ii) such publicly available information, documents, records or reports respecting the Issuer, the SPV, the Origination Trust or VMS or the condition or operatio-ns, financial or otherwise, of the Issuer, the SPV, the Origination Trust or VMS as the Funding Agent may from time to time reasonably request;

                  (iii) copies of all notices to or from the Rating Agency with respect to the Transaction Docume-nts; and

                  (iv) copies of all notices, opinions, certificates, statements and reports from time to time furnished to or by the Issuer or VMS pursuant to the Transaction Documents.

            (c) Amendments to Transaction Documents. Not terminate, amend, waive, supplement or otherwise modify the Transaction Documents except in accordance with the terms thereof and without the prior written consent of the Funding Agent (acting at the direction of PARCO and the APA Bank).

            (d) Fees. In connection with the transactions contemplated hereby and by the Transaction Documents, the Issuer agrees to pay to the Funding Agent, for the benefit of the APA Bank, the fees set forth in the Fee Letter in the manner specified therein. Notwithstanding the foregoing, any payments made by the Issuer pursuant to this Section 5.1(d) shall be made solely from funds available therefor pursuant to Section 6.7, shall be non-recourse other than with respect to such funds, and shall not constitute a claim against the Issuer to the extent that such funds are insufficient to make such payment.

            (a) The Issuer agrees to indemnify and hold harmless the Funding Agent, PARCO and each APA Bank, each of their respective officers, directors, agents and employees (each, a "Company indemnified person") from and against any loss, liability, expense, damage or injury suffered or sustained by (a "Claim") such Company indemnified person by reason of (i) any acts, omissions or alleged acts or omissions arising out of, or relating to, activities of the Issuer pursuant to this Agreement or the other Transaction Documents to which it is a party, (ii) a breach of any representation or warranty made or deemed made by the Issuer (or any of its officers) in this Agreement or other Transaction Document or (iii) a failure by the Issuer to comply with any applicable law or regulation or to perform its covenants, agreements, duties or obligations required to be performed or observed by it in accordance with the provisions of this


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Agreement or the other Transaction Documents, including, but not limited to, any judgment, award, settlement, reasonable attorneys' fees and other reasonable costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, except to the extent such loss, liability, expense, damage or injury (A) resulted from the gross negligence, bad faith or wilful misconduct of such Company indemnified person or its officers, directors, agents, principals, employees or employers, (B) resulted solely from a default by an Obligor with respect to any Sold Unit or Fleet Receivable or (C) include any income or franchise taxes imposed on (or measured by) any Company indemnified person's net income; provided that any payments made by the Issuer pursuant to this Section 6.1 shall be made solely from funds available therefor pursuant to Section 6.7, shall be non-recourse other than with respect to such funds, and shall not constitute a claim against the Issuer to the extent that such funds are insufficient to make such payment.

            (b) The Administrator agrees to indemnify and hold harmless the Funding Agent, PARCO and the APA Bank, and each of their respective officers, directors, agents and employees (each, a "Administrator indemnified person") from and against any Claim by reason of (i) any acts, omissions or alleged acts or omissions arising out of, or relating to, activities of the Administrator pursuant to this Agreement or the other Transaction Documents to which it is a party, (ii) a breach of any representation or warranty made or deemed made by the Administrator (or any of its officers) in this Agreement or other Transaction Document or (iii) a failure by the Administrator to comply with any applicable law or regulation or to perform its covenants, agreements, duties or obligations required to be performed or observed by it in accordance with the provisions of this Agreement or the other Transaction Documents, including, but not limited to, any judgment, award, settlement, reasonable attorneys' fees and other reasonable costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, except to the extent such loss, liability, expense, damage or injury (A) resulted from the gross negligence, bad faith or wilful misconduct of such Administrator indemnified person or its officers, directors, agents, principals, employees or employers,
(B) resulted solely from a default by an Obligor with respect to any Sold Unit or Fleet Receivable or (C) include any income or franchise taxes imposed on (or measured by) any Administrator indemnified person's net income.

      (a) If any Change in Law (except with respect to Taxes which shall be governed by Section 6.3) shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the APA Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

                  (ii) impose on the APA Bank or the London interbank market any other condition affecting the Transaction Documents or the funding of Eurodollar Tranches by the APA Bank;

and the result of any of the foregoing shall be to increase the cost to the APA Bank of making, converting into, continuing or maintaining Eurodollar Tranches (or maintaining its obligation to do so under the Asset Purchase Agreement) in respect of the Series 1999-1 Preferred Membership Interests or to reduce any amount received or receivable by the APA Bank in respect of the Series 1999-1 Preferred Membership Interests (whether principal, interest or otherwise), then the Issuer will pay to the APA Bank such additional amount or amounts as will compensate the APA Bank for such additional costs incurred or reduction suffered.

            (b) If the APA Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the APA Bank's capital or the capital of any corporation controlling the APA Bank as a consequence of its obligations under the Asset Purchase Agreement in respect of the Series 1999-1 Preferred Membership Interests to a level below that which the APA Bank or such corporation, as applicable, could have achieved but for such Change in Law (taking into consideration the APA Bank's or such corporation's policies with respect to capital adequacy), then from time to time, the Issuer shall pay to the APA Bank such additional amount or amounts as will compensate the APA Bank for any such reduction suffered.

            (c) A certificate of the APA Bank setting forth the amount or amounts necessary to compensate the APA Bank, as specified in subsections (a) and (b) of this Section 6.3 shall be delivered to the Issuer (with a copy to the Funding Agent) and shall be conclusive absent manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of all amounts payable hereunder.

            (d) Failure or delay on the part of the APA Bank to demand compensation pursuant to this Section 6.3 shall not constitute a waiver of the APA Bank's right to demand such compensation; provided that the Issuer shall not be required to compensate the APA Bank pursuant to this Section 6.3 for any increased costs or reductions incurred more than 270 days prior to the date that the APA Bank notifies the Issuer of the Change in Law giving rise to such increased costs or reductions and of the APA Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

      (a) Any and all payments by or on account of any obligation of the Issuer hereunder and all payments of Dividends in respect of the Series 1999-1 Preferred Membership Interests shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Issuer shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.3) the Funding Agent or the APA Bank receives an amount equal to the sum that it would have received had no such deductions been made, (ii) the Issuer shall make such deductions and (iii) the Issuer shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b) In addition, the Issuer shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) The Issuer shall indemnify the Funding Agent and the APA Bank within the later of 10 days after written demand therefor and the Dividend Payment Date next following such demand for the full amount of any Indemnified Taxes or Other Taxes paid by the Funding Agent or the APA Bank on or with respect to any payment by or on account of any obligation of the Issuer hereunder or in respect of Dividends on the Series 1999-1 Preferred Membership Interests (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 6.3) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that no Person shall be indemnified pursuant to this Section 6.3(c) or required to pay additional amounts under the proviso of Section 6.3(a) to the extent that the reason for such indemnification relates to, or arises from, such Person's not being a U.S. Person. A certificate as to the amount of such payment or liability delivered to the Issuer by the Funding Agent or the APA Bank shall be conclusive absent manifest error. Any payments made by the Issuer pursuant to this Section
6.3 shall be made solely from funds available therefor pursuant to Section 6.7, shall be non-recourse other than with respect to such funds, and shall not constitute a claim against the Issuer to the extent that insufficient funds exist to make such payment. The agreements in this Section shall survive the termination of this Agreement and the payment of all amounts payable hereunder and thereunder.

            (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Issuer to a Governmental Authority, the Issuer shall deliver to the Funding Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Funding Agent.

            (e) The Funding Agent and the APA Bank if entitled to an exemption from or reduction of an Indemnified Tax or Other Tax with respect to payments made under this Agreement or Dividends on the Series 1999-1 Preferred Membership Interests shall (but with respect to any Indemnified Tax or Other Tax arising from a Change in Law, only to the extent the Funding Agent or the APA Bank is legally able to do so) deliver to the Issuer (with a copy to the Funding Agent) such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Issuer on the later of (i) 30 Business Days after such request is made and the applicable forms are provided to the APA Bank or (ii) 30 Business Days before prescribed by applicable law as will permit such payments to be made without withholding or with an exemption from or reduction of Indemnified Taxes or Other Taxes.

            (f) If the Funding Agent or the APA Bank receives a refund solely in respect of Taxes or Other Taxes, it shall pay over such refund to the Issuer to the extent that it has already received indemnity payments or additional amounts pursuant to this Section 6.3 with respect to such Taxes or Other Taxes giving rise to the refund, net of all out-of-pocket expenses and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Issuer shall, upon request of the Funding Agent or the APA Bank, repay such refund (plus interest or other charges imposed by the relevant

Governmental Authority) to the Funding Agent or the APA Bank if the Funding Agent or the APA Bank is required to repay such refund to such Governmental Authority. Nothing contained herein shall require the Funding Agent or the APA Bank to make its tax returns (or any other information relating to its taxes which it deems confidential) available to the Issuer or any other Person.

            (g) The Issuer, PARCO, the Funding Agent, the APA Bank and VMS recognize and agree that the Series 1999-1 Preferred Membership Interests shall be treated as equity in the Issuer and not as debt for U.S. federal income tax purposes and for relevant state and local income, franchise and similar tax purposes and that none of the foregoing shall take any position in any tax return or filing inconsistent with that position.

            The Issuer agrees to indemnify the APA Bank and to hold the APA Bank harmless from any loss or expense which the APA Bank may sustain or incur as a consequence of (a) default by the Issuer in selecting to convert a portion of the APA Bank's funding of Series 1999-1 Preferred Membership Interests into a Eurodollar Tranche or to continue a portion of the APA Bank's funding of the Series 1999-1 Preferred Membership Interests in a Eurodollar Tranche after the Issuer has given irrevocable notice selecting the same, (b) the failure to redeem any portion of the Series 1999-1 Preferred Membership Interests on a Dividend Payment Date after giving a Notice of Redemption with respect thereto or (c) redeeming the Series 1999-1 Preferred Membership Interests prior to the termination of the Eurodollar Period for a related Eurodollar Tranche. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of dividends that which would have accumulated on the amount so redeemed or not so converted or continued, for the period from the date of such redemption or of such failure to convert or continue to the last day of the Eurodollar Period (or in the case of a failure to convert or continue, the Eurodollar Period that would have commenced on the date of such redemption or of such failure) in each case at the Adjusted LIBO Rate for such Eurodollar Tranche over (ii) the amount of dividends (as reasonably determined by the APA Bank) which would have accumulated on such amount of the Series 1999-1 Preferred Membership Interests by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market; provided that any payments made by the Issuer pursuant to this subsection shall be made solely from funds available therefor pursuant to Section 6.7, shall be non-recourse other than with respect to such funds, and shall not constitute a claim against the Issuer to the extent that such funds are insufficient to make such payment. This covenant shall survive the termination of this Agreement and the Asset Purchase Agreement and the payment of all amounts payable hereunder and thereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the APA Bank to the Issuer shall be conclusive absent manifest error.

            If the APA Bank requests compensation under Section 6.2, or if the Issuer is required to pay any additional amount to the APA Bank or any Governmental Authority for the account of the APA Bank pursuant to Section 6.2, then the APA Bank shall use reasonable efforts to designate a different lending office for funding or booking its obligations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the APA Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 6.2 or 6.3, as the case may be, in the future and (ii) would not subject the APA Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to the APA Bank. The Issuer hereby agrees to pay all reasonable costs and expenses incurred by the APA Bank in connection with any such designation or assignment.

      (a) The Administrator agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing and any requested amendments, waivers or consents) of this Agreement and the other documents to be delivered in connection with PARCO's investment in the Series 1999-1 Preferred Membership Interests, including, without limitation, the reasonable fees and out-of-pocket expenses of its counsel or counsel to the APA Bank with respect thereto and with respect to advising PARCO, the Funding Agent or the APA Bank as to their respective rights and remedies under this Agreement and the other Transaction Documents and all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other Transaction Documents.

            (b) In addition, the Administrator shall pay on demand all other reasonable out-of-pocket costs and expenses incurred by PARCO or any shareholder of PARCO ("Other Costs"), including, without limitation, the cost of auditing PARCO's books by certified public accountants, the cost of rating PARCO's promissory notes by independent financial rating agencies and the reasonable fees and out-of-pocket expenses of counsel for such Person or any counsel for any shareholder of PARCO with respect to (i) advising PARCO or such shareholder as to its rights and remedies under this Agreement and the other Transaction Documents, (ii) the enforcement of this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder or
(iii) advising PARCO or such shareholder as to matters relating to PARCO's operations; provided, however, that if PARCO enters into or has entered into agreements with Other Transferors, the Administrator and such Other Transferors shall each be liable for such Other Costs ratably in accordance with the usage under the respective facilities of PARCO to purchase receivables or interests in receivables (or make loans secured by receivables or interests in receivables) from the Administrator and each Other Transferor; and provided, further, that if such Other Costs are attributable to the Administrator and not attributable to any Other Transferor, the Administrator shall be solely liable for such Other Costs.

            (a) On each Dividend Payment Date before the Series 1999-1 Note Termination Date, the Issuer shall apply amounts on deposit in the Series 1999-1 Preferred Member Distribution Account and withdrawn therefrom in accordance with
Section 10.7(a) of the LLC Agreement, after payment of all accumulated and unpaid Dividends (whether or not earned or declared) on the Series 1999-1 Preferred Membership Interests, including any Additional Dividends accrued thereon, for the following purposes in the following order of priority:

            (i) to the Funding Agent, in an amount equal to all fees owing on such Dividend Payment Date in accordance with Section 5.1(d) and all unpaid fees owing on any previous Dividend Payment Dates in accordance with Section 5.1(d); and

            (ii) to the Funding Agent, in any amount equal to any amounts owing to the Funding Agent or to PARCO or the APA Bank pursuant to Article VI.

            (b) On the Series 1999-1 Note Termination Date and on each Dividend Payment Date thereafter, the Issuer shall apply amounts on deposit in the Series 1999-1 Preferred Member Distribution Account and withdrawn therefrom in accordance with Section 10.7(b) of the LLC Agreement, after payment of all accumulated and unpaid Dividends (whether or not earned or declared) on the Series 1999-1 Preferred Membership Interests, including any Additional Dividends accrued thereon, and any redemption of the Series 1999-1 Preferred Membership Interests in accordance with Section 9.2(c)(ii) of the LLC Agreement, for the following purposes in the following order of priority:

            (i) to the Funding Agent, in an amount equal to all fees owing on such Dividend Payment Date in accordance with Section 5.1(d) and all unpaid fees owing on any previous Dividend Payment Dates in accordance with Section 5.1(d); and

            (ii) to the Funding Agent, in any amount equal to any amounts owing to the Funding Agent or to PARCO or the APA Bank pursuant to Article VI.

            (c) On the Dividend Payment Date on which the Series 1999-1 Preferred Membership Interests are redeemed in full and on each Dividend Payment Date thereafter until all amounts due and owing hereunder are paid in full, the Issuer shall apply amounts on deposit in the Series 1999-1 Preferred Member Distribution Account and withdrawn therefrom in accordance with Section 10.7(c) of the LLC Agreement, for the following purposes in the following order of priority:

            (i) to the Funding Agent, in an amount equal to all fees owing on such Dividend Payment Date in accordance with Section 5.1(d) and all unpaid fees owing on any previous Dividend Payment Dates in accordance with Section 5.1(d); and

            (ii) to the Funding Agent, in any amount equal to any amounts owing to the Funding Agent or to PARCO or the APA Bank pursuant to Article VI.


      Each of PARCO and the APA Bank hereby irrevocably designates and appoints the Funding Agent as its agent under this Agreement and each of PARCO and the APA Bank irrevocably authorizes the Funding Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Funding Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision tothe contrary elsewhere in this Agreement, the Funding Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with either PARCO or the APA Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Funding Agent.

      The Funding Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel (who may be counsel for the Issuer or the Administrator), independent public accountants and other experts selected by it concerning all matters pertaining to such duties. The Funding Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

      Neither the Funding Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (x) with the consent or at the request of either PARCO or the APA Bank (y) in the absence of its own gross negligence or willful misconduct or (ii) responsible in any manner to either PARCO or the APA Bank for any recitals, statements, representations or warranties made by the Issuer, the Origination Trust, VMS, the Administrator or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Funding Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of any of the Issuer, the OriginationTrust, VMS or the Administrator to perform its obligations hereunder. The Funding Agent shall not be under any obligation to either PARCO or the APA Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or to inspect the properties, books or records of the Issuer or the Administrator.

      . The Funding Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and tohave been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or the Administrator), independent accountants and other experts selected by the Funding Agent and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts. The Funding Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of PARCO or the APA Bank, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by PARCO or the APA Bank, as applicable, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of PARCO or the APA Bank, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon PARCO and the APA Bank, as applicable.

      The Funding Agent shall not be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event, any Event of Default or Default, any Termination Event or any Servicer Termination Event unless the Funding Agent has received notice from PARCO, the APA Bank, the Issuer, the Administrator, SPV or VMS referring to the Series 1999-1 Preferred Membership Interests and describing such Amortization Event or Potential Amortization Event, Event of Default or Default, Termination Event or Servicer

Termination Event or and stating that such notice is a "notice of an Amortization Event or Potential Amortization Event," "notice of an Event of Default or Default," "notice of a Termination Event" or "notice of a Servicer Termination Event", as the case may be. In the event that the Funding Agent receives such a notice, the Funding Agent shall give notice thereof to PARCO and the APA Bank. The Funding Agent shall take such action with respect to such event as shall be reasonably directed by PARCO and the APA Bank, provided that unless and until the Funding Agent shall have received such directions, the Funding Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of PARCO and the APA Bank. Notwithstanding the foregoing, in the event that the Funding Agent receives notice from the Issuer of the occurrence of an event that constitutes a PARCO Wind-Down Event, the Funding Agent shall give notice thereof to PARCO and the APA Bank within one Business Day of its receipt of such notice.

      Each of PARCO and the APA Bank expressly acknowledges that neither the Funding Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Funding Agent hereinafter taken, including any review of the affairs of the Issuer, the Origination Trust or VMS, shall be deemed to constitute any representation or warranty by the Funding Agent to either PARCO and the APA Bank. Each of PARCO and the APA Bank represents to the Funding Agent that it has, independently and without reliance upon the Funding Agent or each other, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Issuer, the Origination Trust and VMS and made its own decision to enter into this Agreement. Each of PARCO and the APA Bank also represents that it will, independently and without reliance upon the Funding Agent or each other, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Issuer, the Origination Trust and the Administrator. Except for notices, reports and other documents expressly required to be furnished to PARCO and the APA Bank by the Funding Agent hereunder, the Funding Agent shall have no duty or responsibility to provide either PARCO or the APA Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Issuer, the Origination Trust or VMS which may come into the possession of the Funding Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

      Each of PARCO and the APA Bank agree to indemnify the Funding Agent in its capacity as such (to the extent not reimbursed by the Issuer and the Administrator and without limiting the obligation of the Issuer and the Administrator to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Funding Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Funding Agent under or in connection with any of the foregoing; provided that neither PARCO or the APA Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Funding Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of all amounts payable hereunder.

      The Funding Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Issuer, VMS or any of their Affiliates as though the Funding Agent were not the Funding Agent hereunder.

      The Funding Agent may resign as Funding Agent upon 10 days' notice to PARCO and the APA Bank. If the Funding Agent shall resign as Funding Agent under this Agreement, then PARCO and the APA Bank shall appoint a successor administrative agent, which successor administrative agent shall be approved by the Issuer and the Administrator (which approval shall not be unreasonably withheld), whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Funding Agent, and the term "Funding Agent" shall mean such successor administrative agent effective upon such appointment and approval, and the former Funding Agent's rights, powers and duties as Funding Agent shall be terminated, without any other or further act or deed on the part of such former Funding Agent or any of the parties to this Agreement. After any retiring Funding Agent's resignation as Funding Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Funding Agent under this Agreement.

      (a) This Agreement shall continue in full force and effect from the Series 1999-1 Closing Date to the earlier of (i) the first day on which all amounts due and owing to the Funding Agent, PARCO and the APA Bank under this Agreement and the Transaction Documents have been indefeasibly paid in full and (ii) the day on which each of the parties hereto agrees in writing that this Agreement shall be terminated.

            (b) No amendment, supplement, waiver or modification of any provision of this Agreement or any consent given pursuant to this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such amendment, supplement, waiver, modification or consent shall be effective only in the specific instance and for the specific purpose for which given.

      All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile, telegraphic, telex or cable communication) and mailed, facsimiled, telegraphed, cabled or delivered, as to each party hereto, at its address set forth below or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall, when mailed, facsimiled, telegraphed or cabled, be effective three days after deposit in the mails, when confirmed by telephone, delivered to the telegraph company or delivered to the cable company, respectively.

If to the Issuer:

GREYHOUND FUNDING, LLC
c/o Global Securitization Services, LLC
25 West 43rd Street, Suite 704
New York, New York  10036
Attention: President
Telecopy: (212) 302-8767

If to PARCO:

PARK AVENUE RECEIVABLES CORPORATION
c/o Global Securitization Services, LLC 25
West 43rd Street, Suite 704
New York, New York  10036
Attention: President
Telecopy: (212) 302-8767

with a copy to:

The Chase Manhattan Bank
270 Park Avenue
New York, New York 10017
Attention: Brad Schwartz
Telecopy: (212) 834-6562

If to the Funding Agent:

THE CHASE MANHATTAN BANK
450 West 33rd Street, 15th Floor
New York, New York  10001
Attention: Andrew Taylor
Telecopy: (212) 946-7776
If to VMS or the Administrator:

PHH Vehicle Management Services, LLC
900 Old Country Road
Garden City, New York 11530
Attention: General Counsel
Telecopy: (516) 222-

If to the APA Bank:

THE CHASE MANHATTAN BANK

450 West 33rd Street, 15th Floor
New York, New York  10001
Attention: Andrew Taylor
Telecopy: (212) 946-7776

            Each payment to be made hereunder shall be made on the required payment date in lawful money of the United States and in immediately available funds, if to PARCO or the APA Bank, at the office of the Funding Agent.

      No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

      Each of the parties hereto, by entering into this Agreement, covenants and agrees that it will not at any time institute against, or join any other Person in instituting against, PARCO any bankruptcy, reorganization, arrangement, insolvency, or liquidation or other similar proceedings under any U.S. Federal or state bankruptcy or similar law. Each of the parties hereto, by entering into this Agreement, covenants and agrees that it will not at any time institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, or liquidation or other similar proceedings under any U.S. Federal or state bankruptcy or similar law. Each of the parties hereto, by entering into this Agreement, covenants and agrees that it will not institute against, or join any other Person in instituting against, the Origination Trust, SPV, any other Special Purpose Entity, or any general partner or single member of any Special Purpose Entity that is a partnership or limited liability company, respectively, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law. Capitalized terms used in this Section 8.6 and not otherwise defined herein shall have the meanings set forth in Schedule 1 to the Base Indenture.

      This Agreement may be executed in any number of counterparts and by different parties hereto in separate counter-parts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Any provisions of this Agreement which are prohibit-ed or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisio-ns hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against PARCO or any of their respective assets.

      (a) Not-with-stand-ing any-thing to the con-trary con-tained herein, the obli-ga-tions of PARCO under this Agreement are solely the corpo-rate obliga-tions of PARCO and, in the case of obligations of PARCO other than its Commercial Paper, shall be pay-able at such time as funds are re-ceived by or are available to PARCO in excess of funds neces-sary to pay in full all of its outstanding Commer-cial Paper and, to the extent funds are not avail-able to pay such obligations, the claims relat-ing there-to shall not constitute a claim against PARCO but shall continue to ac-crue. Each party hereto agrees that the pay-ment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy
Code) of any such party against PARCO shall be subor-di-nated to the payment in full of all of its Com-mer-cial Paper.

            No re-course under any obligation, covenant or agree-ment of PARCO contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of PARCO, Chase, as its adminis-trative agent, the Funding Agent or any of their Affiliates (solely by virtue of such capacity) by the en-force-ment of any as-sess-ment or by any legal or equita-ble proceed-ing, by virtue of any statute or other-wise; it being expressly agreed and understood that this Agreement is solely a corpora-te obligation of PARCO individually, and that no person-al liability whatever shall attach to or be incurred by any incorpo-ra-tor, stock-hold-er, offi-cer, direc-tor, em-ploy-ee or agent of PARCO, Chase, as its adminis-tra-tive agent, the Funding Agent or any of its Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obli-ga-tions, cove-nants or agree-ments of PARCO con-tained in this Agreement, or implied therefrom, and that any and all personal liabili-ty for breaches by PARCO of any of such obligations, cove-nants or agree-ments, either at common law or at equity, or by statute, rule or regulation, of every such incorpora-tor, stock-hold-er, offi-cer, direc-tor, em-ployee or agent is hereby ex-pressly waived as a condition of and in consid-er-ation for the execution of this Agree-ment; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudu-lent actions taken or omissions made by them. The provisions of this Section 8.7 shall survive termination of this Agreement.

      Notwithstanding any provision of this Agree-ment: (i) the Funding Agent shall not have any obliga-tions under this Agreement other than those specif-ically set forth herein, and no implied obli-gations of the Funding Agent shall be read into this Agreement; and (ii) in no event shall the Funding Agent be liable under or in connec-tion with this Agreement for indirect, special, or consequen-tial losses or damages of any kind, including lost prof-its, even if advised of the possibili-ty thereof and regardless of the form of action by which such losses or damages may be claimed. Neither the Funding Agent nor any of its direc-tors, offi-cers, agents or employees shall be liable for any action taken or omitted to be taken in good faith by it or them under or in connection with this Agreement, except for its or their own gross negli-gence or willful miscon-duct. With-out limiting the fore-going, the Funding Agent (a) may consult with legal counsel (in-cluding counsel for PARCO and the APA Bank), indepen-dent public accoun-tants and other ex-perts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accor-dance with the advice of such counsel, accoun-tants or experts, (b) shall not be respon-sible to PARCO or the APA Bank for any state-ments, warranties or representa-tions made in or in connection with this Agreement, the Series 1999-1 Preferred Membership Interests or the other Transaction Documents, (c) shall not be responsi-ble to PARCO or the APA Bank for the due execu-tion, legality, validi-ty, en-force-abili-ty, genu-ine-ness, suffi-ciency or value of this Agreement, the Series 1999-1 Preferred Membership Interests or the other Transaction Documents, (d) shall incur no liability under or in respect of any of PARCO's Commer-cial Paper or other obli-ga-tions of PARCO in respect of this Agreement, the Series 1999-1 Preferred Membership Interests or the other Transaction Documents and (e) shall incur no lia-bility under or in respect of this Agree-ment, the Series 1999-1 Preferred Membership Interests or the other Transaction Documents by acting upon any notice (including notice by tele-phone), consent, certifi-cate or other instrument or writing (which may be by facsimile) believed by it to be genu-ine and signed or sent by the proper party or par-ties. Notwith-standing anything else herein, it is agreed that when the Funding Agent may be required under this Agree-ment to give notice of any event or condi-tion or to take any action as a result of the occur-rence of any event or the existence of any condi-tion, the Funding Agent agrees to give such notice or take such action only to the extent that it has actual knowl-edge of the occur-rence of such event or the exis-tence of such condi-tion, and shall incur no liability for any failure to give such notice or take such action in the absence of such knowl-edge.

      All representations, warranties, covenants, guaranties and indemnifications contained in this Agreement and the Transaction Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the sale and transfer of the Series 1999-1 Preferred Membership Interests to PARCO, and shall survive any sale and transfer of the Series 1999-1 Preferred Membership Interests by PARCO to the APA Bank or by PARCO to any CP Conduit. Furthermore, the provisions of Article VI and Sections 7.3, 7.4, 7.7, 8.5, 8.7 of this Agreement shall survive the termination of this Agreement.

      (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Issuer may not assign or transfer any of its rights under this Agreement without the prior written consent of the Funding Agent, PARCO may not assign or transfer any of its rights under this Indenture Supplement except as set forth in Section
2.3 and in (b) below of this Section 8.10 and the APA Bank may not assign or transfer any of its rights under this Agreement except as may be required by applicable bank regulation requirements.

            (b) Without limiting the foregoing, PARCO may, from time to time with the prior written consent of the Issuer, assign all or a portion of this Series 1999-1 Preferred Membership Interests in accordance with Section 11.3 of the LLC Agreement and its rights and obligations under this Agreement to a CP Conduit. Upon such assignment by PARCO to a CP Conduit, (A) such CP Conduit shall be the owner of the portion of PARCO's Series 1999-1 Preferred Membership Interests so assigned, (B) the related administrative agent for such CP Conduit will act as the agent for such CP Conduit hereunder, (C) such CP Conduit and its liquidity funding bank shall have the benefit of all the rights and protections provided therefor hereunder, (D) Dividends with respect to that portion of the Series 1999-1 Preferred Membership Interests assigned to such CP Conduit shall be determined in the manner set forth in the Action on the basis of the interest rate or discount applicable to Commercial Paper issued by such CP Conduit (rather than PARCO) and to such CP Conduit's liquidity funding bank and (E) if requested by the Funding Agent or the administrative agent of such CP Conduit, the parties will execute and deliver such further agreements and documents and take such other actions as the Funding Agent or such administrative agent may reasonably request to evidence and give effect to the foregoing.

      PARCO and the APA Bank hereby agrees that the Series 1999-1 Preferred Membership Interests acquired by it hereunder will be acquired for investment only and not with a view to any public distribution thereof, and that such Person will not offer to sell or otherwise dispose of the Series 1999-1 Preferred Membership Interests (or any interest therein) in violation of any of the registration requirements of the Securities Act, or any applicable state or other securities laws or in violation of the LLC Agreement; provided, however, that Issuer hereby acknowledges and agrees that PARCO may transfer the Series 1999-1 Preferred Membership Interests to the APA Bank in accordance with the Asset Purchase Agreement without complying with the provisions of Section 11.3 of the LLC Agreement. Each of PARCO and the APA Bank acknowledges that it has no right to require the Issuer to register the Series 1999-1 Preferred Membership Interests under the Securities Act or any other securities law. PARCO and the APA Bank hereby confirm and agree that in connection with any transfer by it of an interest in the Series 1999-1 Preferred Membership Interests, such Person has not engaged and will not engage in a general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

      PARCO, the Administrator, the Indenture Trustee, the Funding Agent and the APA Bank hereby represents, warrants and covenants that (a) each of the Lease SUBI and the Fleet Receivable SUBI is a separate series of the Origination Trust as provided in Section 3806(b)(2) of Chapter 38 of Title 12 of the Delaware Code, 12 Del.C. ss. 3801 et seq., (b)(i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Lease SUBI, the Lease SUBI Portfolio or the Fleet Receivable SUBI shall be enforceable against the Lease SUBI Portfolio or the Fleet Receivable SUBI only, as applicable, and not against any other SUBI Portfolio or the UTI Portfolio and
(ii) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any other SUBI (used in this Section as defined in the Origination Trust Agreement), any other SUBI Portfolio (used in this Section as defined in the Origination Trust Agreement), the UTI or the UTI Portfolio shall be enforceable against such other SUBI Portfolio or the UTI Portfolio only, as applicable, and not against any other SUBI Assets, (c) except to the extent required by law, UTI Assets or SUBI Assets with respect to any SUBI (other than the Lease SUBI and the Fleet Receivable SUBI) shall not be subject to the claims, debts, liabilities, expenses or obligations arising from or with respect to the Lease SUBI or Fleet Receivable SUBI, respectively, in respect of such claim, (d)(i) no creditor or holder of a claim relating to the Lease SUBI, the Fleet Receivable SUBI or the Lease Receivable SUBI Portfolio shall be entitled to maintain any action against or recover any assets allocated to the UTI or the UTI Portfolio or any other SUBI or the assets allocated thereto, and (ii) no creditor or holder of a claim relating to the UTI, the UTI Portfolio or any SUBI other than the Lease SUBI or the Fleet Receivable SUBI or any SUBI Assets other than the Lease SUBI Portfolio or the Fleet Receivables shall be entitled to maintain any action against or recover any assets allocated to the Lease SUBI or the Fleet Receivable SUBI, and (e) any purchaser, assignee or pledgee of an interest in the Lease SUBI, the Lease SUBI Certificate, the Fleet Receivable

SUBI, the Lease SUBI Certificate, the Fleet Receivable SUBI Certificate, any other SUBI, any other SUBI Certificate (used in this Section as defined in the Origination Trust Agreement), the UTI or the UTI Certificate must, prior to or contemporaneously with the grant of any such assignment, pledge or security interest, (i) give to the Origination Trust a non-petition covenant substantially similar to that set forth in Section 6.9 of the Origination Trust Agreement, and (ii) execute an agreement for the benefit of each holder, assignee or pledgee from time to time of the UTI or UTI Certificate and any other SUBI or SUBI Certificate to release all claims to the assets of the Origination Trust allocated to the UTI and each other SUBI Portfolio and in the event that such release is not given effect, to fully subordinate all claims it may be deemed to have against the assets of the Origination Trust allocated to the UTI Portfolio and each other SUBI Portfolio. Capitalized terms used in this
Section 8.13 and not otherwise defined herein shall have the meanings set forth in Schedule 1 to the Base Indenture.

            IN WITNESS WHEREOF, the parties have caused this Preferred Membership Interest Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date and year first above written.

PHH VEHICLE MANAGEMENT LLC


By:
    Name:
    Title:

PARK AVENUE RECEIVABLES
  CORPORATION


By:
    Name:
    Title:

THE CHASE MANHATTAN BANK,
  as the APA Bank

By:
    Name:
    Title:

THE CHASE MANHATTAN BANK,
  as the Funding Agent

By:
    Name:
    Title: